UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2006

ADVANCE NANOTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	011-15499	20-1614256
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Lexington Avenue, 29th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 583-0080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On June 19, 2006, Advance Nanotech, Inc., a Colorado corporation ("Advance Nanotech Colorado"), merged with and into its newly-formed, wholly owned subsidiary, Advance Nanotech, Inc., a Delaware corporation ("Advance Nanotech Delaware") in order to reincorporate in the State of Delaware (the "Reincorporation Merger"). The Reincorporation Merger was affected pursuant to a Certificate of Ownership and Merger entered into among Advance Nanotech Colorado and Advance Nanotech Delaware. The Reincorporation Merger was submitted to a vote of, and approved by, Advance Nanotech Colorado's shareholders at its Annual Meeting held on May 11, 2006. As a result of the Reincorporation Merger, the legal domicile of Advance Nanotech, Inc. (OTC BB: “AVNA.OB”) (the “Company”) is now Delaware.

As provided by the Certificate of Ownership and Merger, each outstanding Advance Nanotech Colorado common share ("Colorado Common Stock"), was automatically converted into one Advance Nanotech Delaware common share ("Delaware Common Stock"), at the time the Reincorporation Merger became effective. Each share certificate representing issued and outstanding Colorado Common Stock continues to represent the same number of shares of Delaware Common Stock. In addition, as a result of the Reincorporation Merger, each outstanding option, right or warrant to acquire shares of Colorado Common Stock converted into an option, right or warrant to acquire an equal number of shares of Delaware Common Stock, with no further action required by any party, under the same terms and conditions as the original option, right or warrant, and such options, rights and warrants shall no longer represent the right to acquire shares of Colorado Common Stock.

Pursuant to the Agreement and Plan of Merger, the directors and officers of Advance Nanotech Colorado in office immediately prior to the Reincorporation Merger continue to serve as the directors and officers of the Company. None of the Company's subsidiaries changed its respective state or jurisdiction of incorporation in connection with the Reincorporation Merger, although the Company’s previously existing Delaware subsidiary with the name Advance Nanotech, Inc. changed its name to “Advance Nanotech Holdings, Inc.” The Company's common stock continues to be quoted on the OTC: BB under the symbol "AVNA.OB".

Prior to the Reincorporation Merger, the Company's corporate affairs were governed by the corporate law of Colorado, and Advance Nanotech Colorado’s Articles of Incorporation and Bylaws (the "Colorado Charter and Bylaws"), each of which were adopted under Colorado law. Pursuant to the Certificate of Ownership and Merger described above, and as a result of the consummation of the Reincorporation Merger, the Certificate of Incorporation and the Bylaws of Advance Nanotech Delaware in effect immediately prior to the consummation of the Reincorporation Merger (the "Delaware Charter and Bylaws") became the Certificate of Incorporation and Bylaws of the surviving Delaware corporation, Advance Nanotech Delaware. Accordingly, the constituent instruments defining the rights of holders of the Company's common stock will now be the Delaware Charter and Bylaws rather than the Colorado Charter and Bylaws. Additionally, as a result of the Reincorporation Merger, Delaware corporate law will generally be applicable in the determination of the rights of stockholders of the Company under State corporate laws.

The Delaware Charter creates a class of "blank check" preferred stock, par value $0.001 per share, consisting of 25,000,000 shares. The term "blank check" preferred stock refers to stock for which the designations, preferences, conversion rights, and cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof, are determined by the Board of Directors (“Board”) of a company. As such, the Board will be entitled to authorize the creation and issuance of 25,000,000 shares of preferred stock in one or more series with such limitations and restrictions as may be determined in the sole discretion of the Board, with no further authorization by stockholders required for the creation and issuance of the preferred stock. Any preferred stock issued would have priority over the common stock upon liquidation and might have priority rights as to dividends, voting and other features. Accordingly, the issuance of preferred stock could decrease the amount of earnings and assets allocable to or available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of the common stock.

The foregoing is a general description only and is subject to the detailed terms and conditions, and is qualified in its entirety by reference, to the Agreement and Plan of Merger, attached as Exhibit 2.1, Advance Nanotech Delaware’s Certificate of Incorporation, attached as Exhibit 3.1, and Bylaws of Advance Nanotech Delaware, attached as Exhibit 3.2. A copy of the press release announcing the Reincorporation Merger is attached hereto as Exhibit 99.1 and is furnished but not filed for purposes of Section 18 under the Securities Exchange Act of 1934.

ITEM 5.03 Amendments to Articles of Incorporation or Bylaws.

See Item 3.03 of this Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are included as part of this report:

(d) Exhibits.

No.	Description

2.1	Agreement and Plan of Merger dated as of May 11, 2006, by and between Advance Nanotech Inc., a Colorado Corporation and Advance Nanotech Inc., a Delaware Corporation.

3.1	Certificate of Incorporation of the Registrant under the laws of the State of Delaware.

3.2	Bylaws of Advance Nanotech Inc., a Delaware Corporation.

99.1	Press release dated June 20, 2006. (furnished but not filed for purposes of Section 18 under the Securities Exchange Act of 1934)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE NANOTECH, INC.

By:	/s/ Magnus R. E. Gittins
Magnus R. E. Gittins Chief Executive Officer

Dated: June 20, 2006